EXHIBIT 5.1
January 11, 2000

Hi-Rise Recycling Systems, Inc.
8505 N.W. 74th Street
Miami, Florida  33166

     RE: OFFERING OF SHARES PURSUANT TO REGISTRATION STATEMENT ON FORM S-3

Dear Sir/Madam:

         We have acted as counsel to Hi-Rise Recycling Systems, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration by the Company of an aggregate of 3,401,205 shares of the Company's common stock, par value $0.01 per share (the "Shares").

         In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Company's charter, as currently in effect, (b) the Company's Bylaws, as currently in effect, (c) the Registration Statement, and (d) such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.

         Based on and subject to the foregoing, we are of the following opinions:

         1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Florida.

         2. The Shares have been validly authorized and issued and are fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                                        Very truly yours,

                                                        GREENBERG TRAURIG, P.A.